UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2012

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

(Address of Principal Executive

Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2011, Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena,” or the “Company”) entered into an underwriting agreement with Roth Capital Partners, LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to the public offering by us of 8,500,000 shares of our common stock, par value $0.0001 per share. The shares are being sold at a public offering price of $1.50 per share. The Underwriters will purchase the shares at a discounted price of $1.395 per share, representing a 7% discount from the public offering price. We have granted the Underwriters an option for a period of 30 days from the date of the underwriting agreement to purchase up to an additional 1,275,000 shares of common stock from us to cover overallotments, if any.

The offering is expected to close on April 11, 2012, subject to the satisfaction of customary closing conditions. The net proceeds to us are expected to be approximately $11.6 million, assuming no exercise of the Underwriters’ over-allotment option and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the Underwriters exercise the over-allotment option in full, the total net proceeds to us of the offering, after deducting underwriting discounts and commissions and offering expenses, are expected to be $13.4 million.

The offering is being made pursuant to our existing shelf registration statement on Form S-3 (File No. 333-167025), which was filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2010 and declared effective by the Commission on May 28, 2010, and is described in more detail in a prospectus supplement dated April 5, 2012 and an accompanying base prospectus dated May 21, 2010.

The underwriting agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The underwriting agreement is included as an exhibit to this Current Report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the underwriting agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the underwriting agreement.

A copy of the opinion of TroyGould PC relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto. A copy of the underwriting agreement is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the offering and the underwriting agreement do not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 8.01. Other Events.

Reference is made to the description of the offering in Item 1.01. We agreed in the underwriting agreement, subject to certain exceptions, not to offer and sell any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock at an effective price per share less than the public offering price per share in the offering for a period of thirty (30) days following the offering, without the written consent of the representative.

On April 4, 2012 and April 5, 2012, respectively, we issued press releases announcing the offering and the pricing of the offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

We are filing as part of this report the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: April 5, 2012	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated as of April 5, 2012 by and between Galena Biopharma, Inc. and Roth Capital Partners, LLC, as representative of the several underwriters named therein

5.1	Opinion of TroyGould PC

23.1	Consent of TroyGould PC (contained in Exhibit 5.1 above)

99.1	Press release of Galena Biopharma, Inc. issued April 4, 2012

99.2	Press release of Galena Biopharma, Inc. issued April 5, 2012

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